Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Third Quarter

And Nine Months Ended September 30, 2015

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 27, 2015): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $5.7 million, or $0.11 per diluted share, for the quarter ended September 30, 2015 compared to $6.0 million, or $0.11 per diluted share, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, net income was $17.7 million, or $0.33 per diluted share compared to $16.3 million, or $0.30 per diluted share, for the nine months ended September 30, 2014. The Company’s return on average assets was 0.68% for the quarter ended September 30, 2015 compared to 0.76% for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the Company’s return on average assets was 0.71% compared to 0.75% for the nine months ended September 30, 2014. The Company’s return on average equity was 3.89% for the quarter ended September 30, 2015 compared to 5.02% for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the Company’s return on average equity was 4.03% compared to 6.57% for the nine months ended September 30, 2014. The decreases in return on average equity reflect the net cash proceeds of $302.3 million raised in the Company’s second step common stock offering completed on July 28, 2014. As a result of the Company’s second-step common stock offering, all historical share and per share information has been restated to reflect the 2.4484-to-one exchange ratio.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report loan portfolio growth of $179 million in the third quarter, or an annualized rate of 26%, fueled by $481 million of commercial loan originations. Our core pre-tax income, which excludes gains on sales of securities, increased $765,000, or 10%, to $8.5 million for the third quarter and $3.8 million, or 19%, to $23.8 million for the nine months ended September 30, 2015 from the same periods last year due to rising net interest income, expanding net interest margins, improving efficiency ratios and stable asset quality. We also demonstrated our commitment to enhancing stockholder value during the quarter with the initiation of a 5% stock repurchase program and the declaration of our first quarterly dividend of $0.03 per share. Following the opening of our new branches in the Boston neighborhood of Dorchester earlier this month and in Brookline next week, we are on track to further enhance our franchise footprint with the opening of our thirtieth branch in Boston’s Chinatown district in January.”

Net interest income increased $3.5 million, or 15.4%, to $26.2 million for the quarter ended September 30, 2015 from $22.7 million for the quarter ended September 30, 2014. The interest rate spread and net interest margin on a tax-equivalent basis were 3.10% and 3.32%, respectively, for the quarter ended September 30, 2015, up from 2.88% and 3.09%, respectively, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, net interest income increased $11.0 million, or 17.0%, to $75.6 million from $64.6 million for the nine months ended September 30, 2014. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.06% and 3.28%, respectively, for the nine months ended September 30, 2015, up from 3.04% and 3.22%, respectively, for the nine months ended September 30, 2014. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by deposit growth for the third quarter and nine months ended September 30, 2015 compared to the same periods in 2014.

The Company’s yield on interest-earning assets on a tax-equivalent basis increased 18 basis points to 3.95% for the quarter ended September 30, 2015 compared to 3.77% for the quarter ended September 30, 2014, while the cost of funds declined three basis points to 0.74% for the quarter ended September 30, 2015 compared to 0.77% for the quarter ended September 30, 2014. The increase in interest income was primarily due to growth in the Company’s average loan balances of $350.7 million, or 14.2%, to $2.814 billion, partially offset by a decrease in the yield on loans on a tax-equivalent basis of three basis points to 4.37% for the quarter ended September 30, 2015 compared to 4.40% for the quarter ended September 30, 2014. The increase in interest expense on deposits was primarily due to the growth in average total deposits of $162.7 million, or 6.6%, to $2.612 billion, partially offset by the decline in the cost of average total deposits of two basis points to 0.71% for the quarter ended September 30, 2015 compared to 0.73% for the quarter ended September 30, 2014. The decrease in interest expense on borrowings was primarily due to the reduction in average borrowings of $56.2 million, or 28.6%, to $140.3 million, partially offset by an increase in the cost of average borrowings of eight basis points to 1.36% for the quarter ended September 30, 2015 compared to 1.28% for the quarter ended September 30, 2014.

Mr. Gavegnano noted, “Over the past year, our loan portfolio grew $416 million, or 17%, which was facilitated by deposit growth of $227 million and deployment of proceeds from last year’s stock offering into commercial loans. This led to an increase in net interest income during each of the last four quarters and, along with stable loan yields and declines in the cost of funds, contributed to expansion of the net interest margin since the third quarter of last year.”

The Company’s provision for loan losses was $2.4 million for the quarter ended September 30, 2015 compared to $655,000 for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the provision for loan losses was $6.1 million compared to $1.5 million for the nine months ended September 30, 2014. These increases were primarily due to strong commercial real estate and construction loan growth during the third quarter and nine months ended September 30, 2015 and a $2.3 million provision and charge-off related to a construction loan relationship during the second quarter of 2015. Changes in the provision for loan losses were also based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $32.6 million or 1.11% of total loans outstanding at September 30, 2015, compared to $28.5 million or 1.06% of total loans outstanding at December 31, 2014. Net recoveries totaled $65,000 for the quarter ended September 30, 2015, or less than 0.01% of average loans outstanding, and net charge-offs totaled $2.0 million for the nine months ended September 30, 2015, or 0.10% of average loans outstanding on an annualized basis.

Non-accrual loans increased $3.6 million, or 11.5%, to $35.1 million, or 1.20% of total loans outstanding, at September 30, 2015, from $31.5 million, or 1.18% of total loans outstanding, at December 31, 2014, primarily due to an increase of $9.1 million in non-accrual construction loans, partially offset by a decrease of $4.9 million in non-accrual one- to four-family loans. The increase in non-accrual construction loans during the nine months ended September 30, 2015 was primarily due to a $14.0 million construction loan placed on non-accrual status following a $2.3 million charge-off during the second quarter of 2015, partially offset by a reduction of $5.0 million in other non-accrual construction loans during the nine months ended September 30, 2015. Non-performing assets increased $3.2 million, or 9.8%, to $35.7 million, or 1.06% of total assets, at September 30, 2015, from $32.6 million, or 0.99% of total assets, at December 31, 2014. Non-performing assets at September 30, 2015 were comprised of $17.5 million of construction loans, $9.7 million of one- to four-family mortgage loans, $5.0 million of commercial real estate loans, $1.8 million of home equity loans, $1.1 million of commercial and industrial loans and foreclosed real estate of $600,000.

Mr. Gavegnano commented, “Our asset quality trends have remained stable in the third quarter following the second quarter placement on non-accrual status of the $14.0 million construction loan. We are continuing to protect the Bank’s interests in this Boston multi-family project and the associated collateral properties as we move toward resolution. Excluding this non-accrual loan relationship, our non-performing assets would have declined by $10.9 million, or 33%, while net charge-offs would have been negligible for the first nine months of 2015. The loan loss provision of $2.4 million for the quarter reflects additional reserve allocations resulting from the significant commercial loan portfolio growth in the third quarter of 2015.”

Non-interest income decreased $890,000, or 24.1%, to $2.8 million for the quarter ended September 30, 2015 from $3.7 million for the quarter ended September 30, 2014, primarily due to a decrease of $1.3 million in gain on sales of securities, net, partially offset by increases of $169,000 in customer service fees and $170,000 in loan fees. For the nine months ended September 30, 2015, non-interest income decreased $1.3 million, or 11.5%, to $10.4 million from $11.7 million for the nine months ended September 30, 2014, primarily due to a decrease of $1.9 million in gain on sales of securities, net, partially offset by increases of $270,000 in customer service fees and $247,000 in loan fees.

Non-interest expenses increased $1.4 million, or 8.3%, to $18.1 million for the quarter ended September 30, 2015 as compared to $16.7 million for the quarter ended September 30, 2014, primarily due to increases of $986,000 in salaries and employee benefits, $154,000 in occupancy and equipment, $174,000 in data processing and $143,000 in foreclosed real estate, partially offset by a decrease of $135,000 in other general and administrative expenses. For the nine months ended September 30, 2015, non-interest expenses increased $3.1 million, or 6.1%, to $53.5 million from $50.4 million for the nine months ended September 30, 2014, primarily due to increases of $2.1 million in salaries and employee benefits, $365,000 in occupancy and equipment, $616,000 in data processing and $291,000 in marketing and advertising, partially offset by decreases of $135,000 in deposit insurance assessments and $149,000 in other general and administrative expenses. The increases in salaries and employee benefits expense were primarily due to employee compensation increases and staffing growth during the current year. The increases in occupancy and equipment include costs associated with the opening of the new branch in Dorchester. The increases in data processing expense reflected a one-time cost reduction during the second quarter of 2014 along with a scheduled contractual increase and business growth during the current year. The increases in marketing and advertising expense reflected the Bank’s new and expanded advertising campaign in our Boston area market. The Company’s efficiency ratio was 62.45% for the quarter ended September 30, 2015 compared to 66.67% for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the efficiency ratio was 64.13% compared to 70.15% for the nine months ended September 30, 2014.

Mr. Gavegnano added, “Rising net interest income as driven by strong loan growth has been the key factor that resulted in improvement in our efficiency ratio since 2012. Franchise expansion has been a significant element of our growth and we remain committed to prudent expense control as part of the expected future expansion of our lending, deposit gathering and customer service capabilities.”

The Company recorded a provision for income taxes of $2.8 million for the quarter ended September 30, 2015, reflecting an effective tax rate of 32.5%, compared to $3.0 million, or 33.5%, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, the provision for income taxes was $8.6 million, reflecting an effective tax rate of 32.6%, compared to $8.1 million, or 33.2%, for the nine months ended September 30, 2014. The changes in the effective tax provision were primarily due to changes in the components of pre-tax income.

Total assets increased $97.3 million, or 3.0%, to $3.376 billion at September 30, 2015 from $3.279 billion at December 31, 2014. Net loans increased $242.7 million, or 9.2%, to $2.892 billion at September 30, 2015 from $2.649 billion at December 31, 2014. The net increase in loans for the nine months ended September 30, 2015 was primarily due to increases of $128.6 million in commercial real estate loans, $118.5 million in construction loans and $34.8 million in commercial and industrial loans, partially offset by decreases of $23.6 million in multi-family loans and $9.9 million in one- to four-family loans. Cash and due from banks decreased $107.7 million, or 52.3%, to $98.0 million at September 30, 2015 from $205.7 million at December 31, 2014. Securities available for sale decreased $52.5 million, or 25.8%, to $151.0 million at September 30, 2015 from $203.5 million at December 31, 2014.

Total deposits increased $126.7 million, or 5.1%, to $2.631 billion at September 30, 2015 from $2.504 billion at December 31, 2014. Core deposits, which exclude certificate of deposits, increased $29.4 million, or 1.6%, to $1.825 billion, or 69.4% of total deposits, at September 30, 2015. Total borrowings decreased $31.9 million, or 18.5%, to $140.0 million at September 30, 2015 from $171.9 million at December 31, 2014, reflecting maturing advances with the Federal Home Loan Bank of Boston.

Total stockholders’ equity increased $5.4 million, or 0.9%, to $583.1 million at September 30, 2015, from $577.7 million at December 31, 2014. The increase for the nine months ended September 30, 2015 was due primarily to $17.7 million in net income and $2.1 million related to stock-based compensation plans, partially offset by decreases of $6.3 million in accumulated other comprehensive income, reflecting a decrease in the fair value of available for sale securities, a $6.6 million reduction in additional paid-in capital resulting from the Company’s repurchase of 522,604 shares and the initial quarterly dividend declaration of $0.03 per share totaling $1.6 million. Stockholders’ equity to assets was 17.27% at September 30, 2015, compared to 17.62% at December 31, 2014. Book value per share increased to $10.71 at September 30, 2015 from $10.56 at December 31, 2014. Tangible book value per share increased to $10.46 at September 30, 2015 from $10.31 at December 31, 2014. Market price per share increased $2.45, or 21.8%, to $13.67 at September 30, 2015 from $11.22 at December 31, 2014. At September 30, 2015, the Company and the Bank continued to exceed all regulatory capital requirements.

As of September 30, 2015, the Company had repurchased 522,604 shares of its stock at an average price of $12.57 per share, or 19.1% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program as adopted in August 2015.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 28 full-service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS
Cash and due from banks	$98,038	$205,732
Certificates of deposit	95,008	85,000
Securities available for sale, at fair value	151,025	203,521
Federal Home Loan Bank stock, at cost	12,725	12,725
Loans held for sale	2,302	971
Loans, net of fees and costs	2,924,233	2,677,376
Less allowance for loan losses	(32,585)	(28,469)

Loans, net	2,891,648	2,648,907
Bank-owned life insurance	39,262	38,611
Foreclosed real estate, net	600	1,046
Premises and equipment, net	39,539	38,512
Accrued interest receivable	8,239	7,748
Deferred tax asset, net	19,933	15,610
Goodwill	13,687	13,687
Other assets	3,842	6,456

Total assets	$3,375,848	$3,278,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$352,360	$285,990
Interest-bearing	2,278,321	2,217,945

Total deposits	2,630,681	2,503,935
Long-term debt	140,023	171,899
Accrued expenses and other liabilities	22,045	24,982

Total liabilities	2,792,749	2,700,816

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,458,315 and 54,708,066 shares issued at September 30, 2015 and December 31, 2014, respectively	545	547
Additional paid-in capital	406,214	411,476
Retained earnings	200,813	184,715
Accumulated other comprehensive (loss) income	(3,358)	2,898
Unearned compensation—ESOP, 2,831,005 and 2,922,328 shares at September 30, 2015 and December 31, 2014, respectively	(20,503)	(21,164)
Unearned compensation—restricted shares, 189,559 and 138,838 shares at September 30, 2015 and December 31, 2014, respectively	(612)	(762)

Total stockholders' equity	583,099	577,710

Total liabilities and stockholders' equity	$3,375,848	$3,278,526

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$30,153	$26,617	$87,031	$76,164
Interest on debt securities:
Taxable	366	588	1,311	1,963
Tax-exempt	41	45	124	134
Dividends on equity securities	408	357	1,216	1,047
Interest on certificates of deposit	163	—	456	—
Other interest and dividend income	207	258	565	486

Total interest and dividend income	31,338	27,865	90,703	79,794

Interest expense:
Interest on deposits	4,643	4,513	13,679	13,325
Interest on borrowings	482	632	1,472	1,908

Total interest expense	5,125	5,145	15,151	15,233

Net interest income	26,213	22,720	75,552	64,561
Provision for loan losses	2,412	655	6,123	1,484

Net interest income, after provision for loan losses	23,801	22,065	69,429	63,077

Non-interest income:
Customer service fees	2,049	1,880	5,809	5,539
Loan fees	318	148	714	467
Mortgage banking gains, net	38	19	416	406
Gain on sales of securities, net	45	1,346	2,489	4,411
Income from bank-owned life insurance	340	294	930	868
Other income	7	—	8	17

Total non-interest income	2,797	3,687	10,366	11,708

Non-interest expenses:
Salaries and employee benefits	11,235	10,249	33,119	31,067
Occupancy and equipment	2,406	2,252	7,394	7,029
Data processing	1,375	1,201	3,887	3,271
Marketing and advertising	766	769	2,555	2,264
Professional services	644	588	1,981	1,888
Foreclosed real estate	96	(47)	125	163
Deposit insurance	522	515	1,462	1,597
Other general and administrative	1,045	1,180	2,981	3,130

Total non-interest expenses	18,089	16,707	53,504	50,409

Income before income taxes	8,509	9,045	26,291	24,376
Provision for income taxes	2,767	3,030	8,559	8,086

Net income	$5,742	$6,015	$17,732	$16,290

Earnings per share:
Basic	$0.11	$0.12	$0.34	$0.31
Diluted	$0.11	$0.11	$0.33	$0.30
Weighted average shares:
Basic	51,940,055	52,043,346	51,959,315	52,718,470
Diluted	53,023,850	53,156,287	53,064,962	53,801,448

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Three Months Ended September 30,
	2015			2014
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,813,703	$30,967	4.37%	$2,463,012	$27,343	4.40%
Securities and certificates of deposit	262,874	1,150	1.74	179,407	1,144	2.53
Other interest-earning assets (3)	171,454	207	0.48	383,152	258	0.27

Total interest-earning assets	3,248,031	32,324	3.95	3,025,571	28,745	3.77

Noninterest-earning assets	117,024			119,532

Total assets	$3,365,055			$3,145,103

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$296,829	416	0.56	$260,461	394	0.60
Money market deposits	921,425	1,909	0.82	886,068	1,986	0.89
Regular savings and other deposits	283,130	102	0.14	268,078	174	0.26
Certificates of deposit	759,682	2,216	1.16	669,629	1,959	1.16

Total interest-bearing deposits	2,261,066	4,643	0.81	2,084,236	4,513	0.86
Borrowings	140,297	482	1.36	196,537	632	1.28

Total interest-bearing liabilities	2,401,363	5,125	0.85	2,280,773	5,145	0.89

Noninterest-bearing demand deposits	350,963			365,112
Other noninterest-bearing liabilities	22,572			19,943

Total liabilities	2,774,898			2,665,828
Total stockholders' equity	590,157			479,275

Total liabilities and stockholders' equity	$3,365,055			$3,145,103

Net interest-earning assets	$846,668			$744,798

Fully tax-equivalent net interest income		27,199			23,600
Less: tax-equivalent adjustments		(986)			(880)

Net interest income		$26,213			$22,720

Interest rate spread (1)(4)			3.10%			2.88%
Net interest margin (1)(5)			3.32%			3.09%
Average interest-earning assets to average interest-bearing liabilities		135.26%			132.66%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,612,029	$4,643	0.71%	$2,449,348	$4,513	0.73%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,752,326	$5,125	0.74%	$2,645,885	$5,145	0.77%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended September 30, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.25% and 4.29%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.48% and 2.19%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 3.83% and 3.65%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended September 30, 2015 and 2014 was 2.98% and 2.76%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended September 30, 2015 and 2014 was 3.20% and 2.98%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,736,720	$89,432	4.37%	$2,380,840	$78,106	4.39%
Securities and certificates of deposit	276,976	3,618	1.75	185,867	3,597	2.59
Other interest-earning assets (3)	185,297	565	0.41	211,801	486	0.31

Total interest-earning assets	3,198,993	93,615	3.91	2,778,508	82,189	3.95

Noninterest-earning assets	114,196			115,846

Total assets	$3,313,189			$2,894,354

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$291,864	1,254	0.57	$238,087	1,027	0.58
Money market deposits	947,368	5,901	0.83	864,656	5,730	0.89
Regular savings and other deposits	280,481	357	0.17	265,932	515	0.26
Certificates of deposit	717,126	6,167	1.15	675,388	6,053	1.20

Total interest-bearing deposits	2,236,839	13,679	0.82	2,044,063	13,325	0.87
Borrowings	144,662	1,472	1.36	195,002	1,908	1.31

Total interest-bearing liabilities	2,381,501	15,151	0.85	2,239,065	15,233	0.91

Noninterest-bearing demand deposits	323,264			305,732
Other noninterest-bearing liabilities	22,152			19,058

Total liabilities	2,726,917			2,563,855
Total stockholders' equity	586,272			330,499

Total liabilities and stockholders' equity	$3,313,189			$2,894,354

Net interest-earning assets	$817,492			$539,443

Fully tax-equivalent net interest income		78,464			66,956
Less: tax-equivalent adjustments		(2,912)			(2,395)

Net interest income		$75,552			$64,561

Interest rate spread (1)(4)			3.06%			3.04%
Net interest margin (1)(5)			3.28%			3.22%
Average interest-earning assets to average interest-bearing liabilities		134.33%			124.09%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,560,103	$13,679	0.71%	$2,349,795	$13,325	0.76%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,704,765	$15,151	0.75%	$2,544,797	$15,233	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the nine months ended September 30, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.25% and 4.28%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 1.50% and 2.26%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.79% and 3.84%, respectively. Interest rate spread before tax-equivalent adjustments for the nine months ended September 30, 2015 and 2014 was 2.94% and 2.93%, respectively, while net interest margin before tax-equivalent adjustments for the nine months ended September 30, 2015 and 2014 was 3.16% and 3.11%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2015	2014	2015	2014
Key Performance Ratios
Return on average assets (1)	0.68%	0.76%	0.71%	0.75%
Return on average equity (1)	3.89	5.02	4.03	6.57
Interest rate spread (1) (2)	3.10	2.88	3.06	3.04
Net interest margin (1) (3)	3.32	3.09	3.28	3.22
Non-interest expense to average assets (1)	2.15	2.12	2.15	2.32
Efficiency ratio (4)	62.45	66.67	64.13	70.15

	September 30, 2015	December 31, 2014	September 30, 2014
Asset Quality Ratios
Allowance for loan losses/total loans	1.11%	1.06%	1.07%
Allowance for loan losses/non-accrual loans	92.73	90.35	95.09
Non-accrual loans/total loans	1.20	1.18	1.12
Non-accrual loans/total assets	1.04	0.96	0.89
Non-performing assets/total assets	1.06	0.99	0.94

Capital and Share Related
Stockholders' equity to total assets	17.27%	17.62%	18.02%
Book value per share	$10.71	$10.56	$10.44
Tangible book value per share	$10.46	$10.31	$10.19
Market value per share	$13.67	$11.22	$10.56
Shares outstanding	54,458,315	54,708,066	54,702,764

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.